Exhibit 99.1

For additional information contact:

FOR IMMEDIATE RELEASE	Dennard-Lascar Associates
Rick Black / Ken Dennard
Investor Relations
713-529-6600

Luby’s Appoints Todd Coutee Chief Operating Officer

HOUSTON, TX - October 24, 2018 - Luby's, Inc. (NYSE: LUB) announced today the appointment of Benjamin (Todd) Coutee to Chief Operating Officer, effective immediately.

Chris Pappas, President and CEO, commented, "The board of directors and I are pleased to announce the promotion of Todd Coutee to COO. Todd brings extensive restaurant operations and leadership experience to this role having most recently served as SVP of Operations for Culinary Contract Services. In addition, he previously held operational leadership positions at each of our brands, having served as SVP of Operations at Luby’s Cafeterias, and Fuddruckers. Todd has demonstrated outstanding leadership in restaurant operations as well as managing brands and maximizing team performances. His successful style of leadership, passion for people, and invaluable knowledge from more than 30 years in the industry provide the vision and management capabilities most needed today for the future of our brand operations. I am pleased to have him in this role and excited about working closely with Todd as we guide the company forward.”

In conjunction with this management change, Peter Tropoli will now assume the role of General Counsel for Luby’s, Inc. Tropoli has served in various senior executive management positions at the Company for more than 18 years and has a broad range of corporate management, restaurant industry, and public company legal experience.

Pappas continued, “Peter has been a tremendous asset to our Company since 2001. His restaurant industry knowledge, extensive company experience and deep understanding of real estate, coupled with his expertise in legal, administrative and regulatory matters will continue to provide significant value to our team.”

Coutee has more than 30 years of hospitality and restaurant operations experience. He has led multiple teams at the Company as a SVP of Operations at Culinary Contract Services, Luby’s Cafeteria’s and Fuddruckers since rejoining Luby’s in 2006 as an Area Leader for the cafeteria segment. Previously he spent ten years in the hospitality and restaurant industry in various operational leadership positions, including as the Executive Director of Operations for Aramark’s Educational Food Service Division. He began his career with Luby’s Cafeteria in 1989 as an assistant manager and then spent ten years in leadership roles in operations and training.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operates 146 restaurants nationally as of August 29, 2018: 84 Luby’s Cafeterias, 60 Fuddruckers, two Cheeseburger in Paradise restaurants. Luby's is the franchisor for 105 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, the Dominican Republic, Panama and Colombia. Additionally, a licensee operates 36 restaurants with the exclusive right to use the Fuddruckers proprietary marks, trade dress, and system in certain countries in the Middle East. The Company does not receive revenue or royalties from these Middle East restaurants. Luby's Culinary Contract Services provides food service management to 28 sites consisting of healthcare, corporate dining locations, and sports stadiums.

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